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                                                                   EXHIBIT 10.64


                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT (this "Agreement") is made, entered into and executed as of the 9th day of October, 1999, but effective as set forth below, by and between Leo J. Cyr (hereinafter referred to as "Executive"), and CapRock Communications Corp., a Texas corporation (hereinafter referred to as "Employer" or the "Company").

                              W I T N E S S E T H:

     WHEREAS, Employer desires to employ Executive as President and Chief Operating Officer;

     WHEREAS, Executive desires to accept such employment on the terms and conditions herein set forth;

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employer and Executive hereby agree as follows.

                                    ARTICLE I

                                    AGREEMENT

                                   EMPLOYMENT

     1.01. Subject to the terms and conditions of this Agreement, Employer agrees to employ Executive as President and Chief Operating Officer and Executive hereby accepts such employment with Employer.

                                      TERM

     1.02. The term (the "Base Term") of this Agreement shall commence on October 18, 1999 (hereinafter referred as the "Effective Date"), and shall continue thereafter through the third anniversary of the Effective Date unless earlier terminated as provided herein or unless extended on such terms and conditions and for such period of time as may be agreed upon in writing by Employer and Executive (the Base Term, as so extended or earlier terminated, is referred to herein as the "Term").

                                   ARTICLE II

                               TITLE AND AUTHORITY

                                     GENERAL

     2.01. Executive agrees to act as President and Chief Operating Officer of Employer and perform the duties of such position or office reporting to the Chairman of the Board and the Chief Executive Officer of Employer. Executive shall render such services as are normally delegated to such position and such other additional services as may be reasonably delegated to him from time to time by the Board of Directors of Employer (hereinafter referred to as the "Board of Directors").


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Executive further agrees to hold such additional positions of the Employer as may be assigned to him from time to time by the Board of Directors. In performing such duties hereunder, Executive shall give Employer the benefit of his special knowledge, skills, contacts and business experience. During the Term, Executive will be the Company's full-time employee and, except as may otherwise be approved in advance in writing by the Board of Directors, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive will devote substantially all of his working time and efforts to his duties under this Agreement. Notwithstanding the foregoing, Executive may (i) manage personal and family investments and (ii) serve as an officer, director, trustee or otherwise participate in purely educational, welfare, social, charitable, religious and civic organizations. In connection with his employment during the Term, unless otherwise agreed by Executive, the Executive will be based at the Company's principal executive offices in Dallas, Texas. It is the intent of the parties to this Agreement that Executive shall be elected to fill the existing vacancy on the Board of Directors at its next regularly scheduled meeting and shall continue to serve as a Director of the Company throughout the Term of this Agreement.

                                   ARTICLE III

                                  COMPENSATION

                                   BASE SALARY

     3.01. As compensation for services rendered under this Agreement, Executive shall be entitled to receive from the Employer an aggregate minimum base salary of Two Hundred Fifty Thousand Dollars ($250,000) per annum. The base salary to be paid to Executive hereunder shall be paid in equal installments in accordance with Employer's normal payroll practice for senior executives and shall be less applicable withholding, FICA, Medicare, FUTA, SUTA and other taxes, if any. Such installments shall be paid on such days of each month, as determined by Employer from time to time. Beginning in October 2000, the Executive's minimum base salary shall be reviewed on an annual basis by the Compensation Committee.

                             CHANGES IN COMPENSATION

     3.02. Nothing in this Agreement shall either prevent or require the Board of Directors or the Compensation Committee thereof from increasing, in its sole and absolute discretion, prospectively or retroactively, any compensation or other benefits payable or provided to Executive.

                                  ANNUAL BONUS

     3.03. Beginning in the year 2000, a bonus in an amount up to 60% of the base salary for such calendar year may be paid to Executive at the end of each calendar year during the Term of this Agreement. The amount of such bonus shall be determined by the Board of Directors or the Compensation Committee thereof based upon the achievement of various organizational and individual objectives which the Board of Directors and/or the Compensation Committee may set. A bonus shall also be payable for any partial year during the Term ending after December 31, 1999.


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                                  SIGNING BONUS

     3.04 A signing bonus of Six Hundred Thousand Dollars ($600,000) shall be paid to Executive upon the Effective Date.

                                RESTRICTED SHARES

     3.05 The Employer shall on the Effective Date, pursuant to the Employer's 1998 Equity Incentive Plan, issue 100,000 shares of Employer's restricted stock to Executive. Such shares shall be subject to the restrictions set forth in the Restricted Stock Agreement entered into as of the Effective Date in the form of that attached hereto as Exhibit "A" and incorporated herein by reference.

                                  STOCK OPTIONS

     3.06 A. The Employer shall, pursuant to the Employer's 1998 Equity Incentive Plan, grant Executive on the Effective Date options to purchase 500,000 shares (subject to increase as set forth below in this Section 3.06) of the Employer's common stock pursuant to a Stock Option Agreement in the form of that attached hereto as Exhibit "B" and incorporated herein by reference. The exercise price of such stock options shall be equal to the closing price of the Employer's common stock on the trading day immediately preceding the Effective Date. If the Employer publicly announces prior to the Effective Date that Executive will become an Employee of the Employer and the closing price of the Employer's common stock on the trading day immediately preceding the Effective Date is greater than the closing price of the Employer's common stock on the trading day immediately preceding such public announcement, the number of options to purchase shares of the Employer's common stock shall be increased by a percentage equal to the percentage increase in the share price of the common stock of Employer.

          B. In addition, Executive will be entitled to participate in the Employer's annual stock option grant program commencing in 2001.

                               EXPENSES OF COUNSEL

     3.07 Employer hereby agrees promptly after the Effective Date to pay the fees and expenses of Executive's counsel hired to represent Executive in connection with entering into an employment relationship with Employer.

                                      LOANS

     3.08 A. Upon the Effective Date, Employer shall make a loan to Executive of Nine Hundred Thousand Dollars ($900,000) ("Loan") bearing interest at the prime rate of interest with the principal and interest payable in three payments on each of the first, second and third anniversaries of the Effective Date (each, a "Loan Payment Date"). All amounts owed under such Loan and not forgiven pursuant to Section 3.09 shall be immediately due and


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     payable upon termination of Executive's employment. Executive agrees to execute a promissory note (the "Note"), in the form of that attached hereto as Exhibit "C" and incorporated herein by reference, to evidence the Loan.

          B. Subject to any limitations placed upon Employer by that certain Indenture dated as of May 18, 1999 between Employer and Chase Manhattan Trust Company, National Association, as trustee, (the "Indenture"), Employer will loan Executive an amount of money equal to Executive's excise tax liability under Section 4999 of the Internal Revenue Code (the "Tax Liability") that arises as a result of a "Change of Control" as defined in Employer's 1998 Equity Incentive Plan. Such loan shall be made in one or more installments at the time or times the Tax Liability is due to be paid by, or withheld from the compensation of, Executive, and shall have a maturity date not later than the earlier of (i) ninety days after Executive sells shares of Employer for consideration at least equal to the Tax Liability or (ii) three years. Such loan shall bear interest at the prime rate of interest with all principal and interest payable in one lump sum payment on the expiration date of such loan. Executive agrees to execute a promissory note, mutually agreed upon by the parties, to evidence the loan for the Executive's Tax Liability. To the extent the Tax Liability exceeds the principal amount of such loan, Employer shall promptly pay to Executive an amount in cash equal to such excess.

                                LOAN FORGIVENESS

     3.09 On each Loan Payment Date occurring during the Term of this Agreement, Employer shall immediately forgive a portion of the Loan in an amount of $300,000 plus any interest accrued and payable on the Loan as of such Loan Payment Date. Upon a "Change of Control" as defined in Employer's 1998 Equity Incentive Plan, or upon the termination of Executive's employment hereunder pursuant to Section 5.02 (Incapacity), 5.03 (Death) or 5.05 (Without Cause) hereof, Employer shall forgive fully and completely the principal amount of the Loan and any accrued and unpaid interest thereon. In connection with any such loan forgiveness provided for in this Section 3.09, Executive shall be responsible for applicable withholding, FICA, Medicare, FUTA, SUTA and other taxes, if any.

                                   ARTICLE IV

                                    BENEFITS

                                MEDICAL CARE PLAN

     4.01. Employer shall provide Executive with coverage under a group medical care plan and life and dental insurance benefits that are the same or substantially similar to the coverage and benefits provided from time to time to other senior executives of Employer.

                                    VACATION

     4.02. Executive shall be entitled to four weeks paid vacation in accordance with Employer's written vacation policy, as in effect from time to time during the Term.


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                             EMPLOYEE BENEFIT PLANS

     4.03 Executive shall be entitled to participate in Employer's employee benefit plans established from time to time for its senior executives, including without limitation its 401(k) plan.

                                 LIFE INSURANCE

     4.04 Employer shall purchase and maintain through the term of this Agreement, One Million Dollars ($1,000,000) of term life insurance on the life of Executive payable to the estate of Executive.

                                   PERQUISITES

     4.05. Executive will be entitled to the perquisites and other fringe benefits made available to senior executives of the Company, commensurate with his position and level of responsibility with the Company.

                                    ARTICLE V

                                   TERMINATION

                                     GENERAL

     5.01. Employer and Executive shall have the right to terminate the employment of Executive as set forth in this Article V.

                       INCAPACITY OF EXECUTIVE TO PERFORM

     5.02. If Executive shall become ill or be injured or otherwise become incapacitated such that, in the good faith opinion of the Board of Directors, he cannot carry out and perform fully his duties hereunder, and such incapacity shall continue for a period of ninety (90) consecutive days, the Board of Directors may, at any time after the ninety (90)-day period has passed, by giving Executive written notice of such termination, fully and finally terminate his employment under this Agreement. Termination under this Section 5.02 shall be effective as of the date provided in such notice. In connection with the termination of Executive pursuant to this Section 5.02, Employer shall pay to Executive, in equal installments as set forth in Section 3.01, severance pay for twelve (12) months or, if less than twelve (12) months remain in the Term of this Agreement, an amount equal to his base salary for that number of the months immediately preceding the termination that is equal to the number of months remaining in the Term but in any event for not less than six (6) months; provided, however, that such payments shall be reduced by the aggregate amount of any payments Executive will be entitled to receive over the period from the date of the termination of his employment hereunder through the end of the Term of this Agreement under any long term disability insurance policy provided to Executive by Employer. Upon such termination, Executive shall receive (i) amounts payable pursuant to the terms of any applicable insurance policy or similar arrangement that the Company maintains during the Term, (ii) payment for any accrued but unused vacation days (the "Vacation Payment"), (iii) the unpaid base salary to which the Executive is entitled pursuant to Section 3.01 and any other compensation earned but not yet paid through the date of Executive's termination (collectively, the "Compensation Payments"), and (iv) such


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payments under applicable plans or programs, including but not limited to those referred to in Article IV, to which the Executive is entitled pursuant to the terms of such plans or programs. This Section 5.02 shall not limit the entitlement of Executive or his beneficiaries to any benefits then available to Executive under any stock option, restricted stock, Company loan, or other benefit plan or policy that is maintained by the Company for the Executive's benefit. The rights of Executive described in this paragraph shall be in addition to and not to the exclusion of, the other remedies and termination rights set forth in this Agreement.

                               DEATH OF EXECUTIVE

     5.03. The employment of Executive shall automatically terminate upon the death of Executive. Upon such termination, Executive's estate or, if applicable, his heirs shall receive (i) the Compensation Payments, (ii) the Vacation Payment, and (iii) any death benefits under the employee benefit programs of the Company. This Section 5.03 shall not limit the entitlement of the Executive's estate or beneficiaries to any death or other benefits then available to the Executive under any life insurance, stock option, restricted stock, Company loan, or other benefit plan or policy that is maintained by the Company for the Executive's benefit.

                              TERMINATION FOR CAUSE

     5.04. In addition to any other remedies that Employer may have at law or in equity, the Board of Directors may terminate Executive's employment under this Agreement by giving Executive written notice of such termination upon the Board of Directors' determination that "Cause" therefor exists. "Cause" means that, prior to any termination pursuant to Section 5.05, the Executive shall have:


     (i) been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company; (ii) committed intentional wrongful damage to property of the Company; (iii) willfully and continuously failed to perform material assigned duties after written notice from the Board of Directors of such failure and Executive fails to cure such failure within a reasonable period after receipt of such notice, or (iv) committed intentional wrongful disclosure of secret processes or confidential information of the Company;

and any such act shall have been demonstrably and materially harmful to the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors then in office at a meeting of the Board of Directors called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board of Directors, finding that, in the good faith opinion of the Board of Directors, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination. Upon termination for Cause, Executive shall receive (a) the Compensation Payments and (b) the Vacation Payment, and the Executive will be entitled to no other compensation, except as otherwise due to him under applicable law or the terms of any applicable plan or program.


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                            TERMINATION WITHOUT CAUSE

     5.05. The Board of Directors may terminate Executive's employment under this Agreement without any Cause whatsoever by giving Executive thirty (30) days' written notice. If such termination is made pursuant to this Section 5.05, Employer shall pay to Executive severance pay in an amount equal to the base salary that would be payable to Executive over the period commencing on the date of termination and ending twelve (12) months thereafter (the "Severance Period"), assuming the base salary is the amount of Executive's base salary at the time of the termination (or such greater amount previously in effect if clause (iii) is applicable), which severance pay shall be paid to Executive during the Severance Period in equal installments as set forth in Section 3.01. For purposes of this Agreement, Executive's voluntary termination of employment within sixty (60) days after the occurrence of any of the following events shall be deemed a termination without Cause under this Section 5.05, (i) the reduction in title of Executive from President and Chief Operating Officer of Employer,
(ii) a material adverse alteration or diminution in the nature or status of the Executive's authority, duties or responsibilities from those in effect immediately prior to such change, other than an isolated, insubstantial and inadvertent action that is fully corrected within ten (10) days after receipt of written notice from the Executive, (iii) a reduction in Executive's base compensation, (iv) the failure to elect (as described in Section 2.01) or reelect or otherwise to maintain the Executive as a Director of the Company or
(v) a material breach of this Agreement by the Employer. Upon termination pursuant to this Section 5.05, Executive shall receive, in addition to the amounts expressly provided by this Section 5.05, (i) the Compensation Payments and (ii) the Vacation Payment, and the Executive will be entitled to no other compensation, except as otherwise due to him under applicable law or the terms of any applicable plan or program. This Section 5.05 shall not limit the entitlement of Executive or his beneficiaries to any benefits then available to Executive under any stock option, restricted stock, Company loan, or other benefit plan or policy that is maintained by the Company for the Executive's benefit. For the purpose of determining the period of continuation coverage to which the Executive or any of his dependents is entitled under Section 4980B of the internal Revenue Code of 1986, as amended (or any successor provision thereto), under any group health plan maintained by the Company or its affiliates, the Executive will be deemed to have remained employed until the end of the Severance Period.

                            TERMINATION BY EXECUTIVE

     5.06. Executive may, with or without cause, terminate his employment under this Agreement by giving Employer at least thirty (30) days' prior written notice of such termination. Upon such termination, Executive shall receive (i) the Compensation Payments and (ii) the Vacation Payment, and the Executive will be entitled to no other compensation, except as otherwise due to him under applicable law or the terms of any applicable plan or program. This Section 5.06 shall not apply to any termination of employment described by Section 5.05.


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                                   ARTICLE VI

                              EXPENSE REIMBURSEMENT

     The Company will promptly reimburse the Executive for all travel and other business expenses that the Executive incurs in the course of the performance of his duties to the Company under this Agreement in a manner commensurate with the Executive's position and level of responsibility with the Company and in accordance with the Company's policies and rules relating to the reimbursement of such expenses.

                                   ARTICLE VII

                                    COVENANTS

                          NONSOLICITATION OF CUSTOMERS

     7.01. The Executive hereby covenants and agrees that during the Term and for one year thereafter Executive will not, without the prior written consent of the Company, on behalf of Executive or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any person known by Executive to be a customer of Employer within the States of Texas, Arizona, New Mexico, Oklahoma, Louisiana and Arkansas (or in any other state(s) in which the Employer then owns a switch or fiber or in which Employer has a material number of customers) to give up, or to not commence, a business relationship with Employer.

                            NO CONFLICTING AGREEMENTS

     7.02. Except for the Undertaking with MCI Communications Corporation dated August 31, 1998, the Separation Agreement dated October 11, 1996, with UniSite, Inc. and the Second Amended and Restated Shareholders' Agreement dated December 18, 1997 with UniSite, Inc. and various shareholders thereof, copies of each of which have been previously furnished by Executive to the Employer, Executive represents and warrants to the Employer that Executive is not a party to any agreement, contract or covenant: (i) limiting the freedom of Executive (or any entity employing Executive) to compete in the business of the Employer or with any person in any geographic area or restricting Executive or, by virtue of his employment hereunder by the Employer, the Employer; or (ii) imposing upon Executive or his employer any duty with respect to confidential or proprietary information or with respect to the solicitation or hiring of any person.

                                     BREACH

     7.03. Executive hereby recognizes and acknowledges that irreparable injury or damage shall result to the business of Employer in the event of a breach or threatened breach by Executive of any of the terms or provisions of this Article VII, and Executive therefore agrees that Employer shall be entitled to an injunction restraining Executive from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting Employer from pursuing any other remedies available to Employer at law or in equity for such breach or threatened breach, including, but not limited to, the recovery of damages from Executive and, if Executive is an employee of the Employer, terminating the employment of Executive in accordance with the terms and provisions of this Agreement.


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                                    SURVIVAL


     7.04. Notwithstanding the termination of the employment of Executive or the termination of this Agreement, the provisions of this Article VII shall survive and be binding upon Executive unless a written agreement that specifically refers to the termination of the obligations and covenants of this Article VII is executed by Employer.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                                     NOTICES

     8.01. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:





     If to Employer:     CapRock Communications Corp.
                         15601 Dallas Parkway, Suite 700
                         Dallas, Texas  75248
                         Attn:  Jere W. Thompson, Jr.
                         Facsimile No.: (972) 788-4243


     If to Executive:    Leo J. Cyr
                         2205 Misty Way
                         McKinney, Texas
                         Phone No.:  (972) 562-0739
                         Fax No.:  (972) 548-0449

     Any party may change his or its address by written notice in accordance with this Section. Notices delivered personally shall be deemed communicated as of actual receipt, mailed notices shall be deemed communicated as of three (3) days after proper mailing.

                      INCLUSION OF ENTIRE AGREEMENT HEREIN

     8.02. This Agreement and the agreements contemplated by Sections 3.05, 3.06 and 3.08 supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Employer and contain all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

                             LAW GOVERNING AGREEMENT

     8.03. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and all obligations shall be performable in the State of Texas.


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                            EMPLOYER REPRESENTATIONS

     8.04. Employer represents and warrants to Executive that this Agreement and the grants of the restricted shares and stock options contemplated hereby will be duly authorized and approved by the Board of Directors or the Compensation Committee of Employer not later than the Effective Date. Copies of the resolutions of the Board of Directors or the Compensation Committee of Employer evidencing such action will be provided to Executive not later than the Effective Date.

                                     WAIVER

     8.05. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any of the terms or provisions of this Agreement except by written instrument of the party charged with such waiver or estoppel. Further, it is agreed that no waiver at any time of any of the terms or provisions of this Agreement shall be construed as a waiver of any of the other terms or provisions of this Agreement and that a waiver at any time of any of the terms or provisions of this Agreement shall not be construed as a waiver at any subsequent time of the same terms or provisions.

                                   AMENDMENTS

     8.06. Except as otherwise provided in Section 8.07, no amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by all of the parties hereto.

                           SEVERABILITY AND LIMITATION

     8.07. All agreements and covenants contained herein are severable and, in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. Should any court or other legally constituted authority determine that for any such agreement or covenant to be effective that it must be modified to limit its duration or scope, the parties hereto shall consider such agreement or covenant to be amended or modified with respect to duration and scope so as to comply with the orders of any such court or other legally constituted authority or to be enforceable under the laws of the State of Texas, and as to all other portions of such agreement or covenants they shall remain in full force and effect as originally written.

                                    HEADINGS

     8.08. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions thereof.

                                   ASSIGNMENT

     8.09. Subject to Executive's rights under Section 5.05, Executive agrees that his representations, warranties, covenants, promises and obligations contained herein may be


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assigned by Employer to any person, partnership, firm, association, corporation or other business entity to which Employer may transfer its business and assets or any portion thereof.

                                  COUNTERPARTS

     8.10. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together constitute one (1) and the same instrument.


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     EXECUTED as of the day and year first above written.

                                        EMPLOYER:

                                        CAPROCK COMMUNICATIONS CORP.



                                        By: /s/ J. S. THOMPSON, JR.
                                            ------------------------------------
                                        Its: CEO
                                            ------------------------------------


                                        EXECUTIVE:

                                        /s/ LEO J. CYR
                                        ----------------------------------------
                                        Leo J. Cyr




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